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Exhibit 99(a)

FOR IMMEDIATE RELEASE

November 8, 2001

THE WALT DISNEY COMPANY
REPORTS RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2001

    BURBANK, Calif.—The Walt Disney Company today reported earnings for the year and fourth quarter ended September 30, 2001.

    Pro forma revenues for the year remained approximately at $25.3 billion and segment operating income decreased 2% to $4.0 billion. Excluding restructuring and impairment charges, gain on the sale of businesses and the cumulative effect of accounting changes, pro forma net income and diluted earnings per share were flat at $1.5 billion and $0.72, respectively.

    Pro forma revenues and segment operating income for the quarter decreased 5% and 31% to $5.8 billion and $627 million, respectively, from the prior-year quarter. Excluding the restructuring and impairment charges and gain on the sale of businesses, pro forma net income and diluted earnings per share for the quarter decreased to $132 million and $0.06, respectively.

    "By any measure, these are challenging times for American business," said Michael D. Eisner, chairman and chief executive officer of The Walt Disney Company. "However, this environment and its impact on our operating results will not erode the enduring value of Disney's broad array of assets. Throughout the current downturn, we will continue to manage our company in a way that carefully balances the need for near term cost reduction with the equally compelling need to invest for future growth. As a result, we expect the company to be in an even stronger position to deliver long-term earnings growth and steadily increasing cash flow and returns on invested capital as the economy recovers. We will achieve these goals as we always have by leveraging our brands to create compelling family entertainment products. The crowds filling the new Tokyo Disney Sea theme park and the box office success of Disney/Pixar's Monsters, Inc. are but the most recent examples of the continuing appeal of Disney product and why I believe that Disney's best days lie ahead."

Basis of Presentation

    The Company acquired Infoseek, created the Internet Group and disposed of Fairchild Publications in November 1999. In 2001, the Company closed the GO.com portal business and converted its Internet Group common stock into Disney common stock.

    To enhance comparability, the Company has presented operating results on a pro forma basis, which assumes these transactions occurred at the beginning of fiscal 2000, eliminating the one-time impacts of those events. Additionally, prior-year pro forma operating results for the Studio Entertainment segment have been restated to reflect the impact of the Film Accounting change discussed below.

    The Company believes that pro forma results provide additional information useful in analyzing underlying business results. However, pro forma results are not necessarily indicative of the combined results that would have occurred had these events actually occurred at the beginning of fiscal 2000, nor are they necessarily indicative of future results.

    The Company has also changed the reporting structure of the various components of its Internet Group. As a result, the Internet Group will no longer be reported as a separate segment. The ESPN, ABC, Disney and family-branded Internet Web sites will be reported in the Media Networks segment and DisneyVacations.com will be reported in the Parks & Resorts segment. During the second quarter of fiscal 2001, the Disney Catalog and the Disney Store Online were reassigned from the Internet Group to Consumer Products. These changes have been reflected in the fiscal 2001 financial statements and prior-year amounts have been reclassified to reflect the current-year presentation.

As Reported Results

    On an as-reported basis, results for the year and quarter include restructuring and impairment charges totaling $1.5 billion and $126 million, respectively. Included in the charges for the year is $878 million associated with the closure of GO.com, including an $820 million non-cash write-off of intangible assets. On a pro forma basis, restructuring and impairment charges exclude the impact of the GO.com closure and, as a result, amount to $576 million and $110 million, for the year and quarter, respectively. See Table C for details of these charges. In addition, as-reported results for the prior year include a $243 million pre-tax gain on the sale of Fairchild Publications in the first quarter.

    On an as-reported basis, revenues for the year and quarter were $25.3 billion and $5.8 billion, respectively. Including the restructuring and impairment charges, gain on the sale of businesses and the cumulative effect of the accounting changes ($0.13 per share), as-reported net loss attributed to Disney common stock was $41 million or $0.02 per share for the year versus net income of $1.2 billion or $0.57 per share in the prior year. As-reported net income attributed to Disney common stock was $53 million or $0.03 per share for the quarter versus $240 million or $0.11 per share in the prior-year quarter.

    See Table D for a reconciliation of as-reported income (loss) per share attributed to Disney common stock to pro forma earnings per share.

    Unless otherwise noted, the following discussion reflects pro forma results.

Media Networks

    Media Networks revenues for the year decreased 2% to $9.6 billion and segment operating income decreased 13% to $1.8 billion. For the quarter, revenues decreased 3% to $2.2 billion and segment operating income decreased 12% to $348 million. See Table A for further detail of Media Networks results.

    Broadcasting results for the year and the quarter reflected the impact of lower ratings, the soft advertising market and higher primetime programming costs at the ABC television network. The soft advertising also impacted the Company's owned television and radio stations. Additionally, the quarter reflected lower revenues and increased news programming costs resulting from the events of September 11, 2001 and the days that followed.

    Disney's share of operating income from cable television activities, which consists of Disney's cable networks and cable equity investments, increased 2% for the year to $1.2 billion and increased 27% to $286 million for the quarter. Excluding the gain from the sale of Eurosport in the prior-year, cable television results were up 9% for the year. See Table B for a detail of operating income from cable television activities.

    Cable television results for the year and fourth quarter reflect higher cable network affiliate revenues driven by contractual rate adjustments, strong digital subscriber growth and the conversion of the Disney Channel from a premium to a basic service, partially offset by higher programming costs. Additionally, cable equity investments, including Lifetime Television, The History Channel and A&E Television showed improved performance primarily due to strong subscriber growth.

Parks & Resorts

    Parks & Resorts revenues for the year increased 3% to $7.0 billion and segment operating income decreased 2% to $1.6 billion. For the quarter, revenues decreased 2% to $1.7 billion and segment operating income decreased 13% to $313 million.

    Parks & Resorts results for both the year and fourth quarter reflected increased attendance, spending and growth in occupied room nights at the Disneyland Resort; cost savings at the Walt Disney

World Resort; and higher royalties from Tokyo Disneyland. These increases were more than offset by higher costs at the Disneyland Resort and decreased theme park attendance and lower occupied room nights at the Walt Disney World Resort. At the Disneyland Resort, increased attendance, spending and growth in occupied room nights and higher costs were driven by the addition of Disney's California Adventure, Downtown Disney and the Grand Californian Hotel. At the Walt Disney World Resort, declines in theme park attendance and lower occupied room nights reflected the impact of the Millennium Celebration in the prior year, which concluded in December 2000. Cost savings at Walt Disney World reflected the impact of productivity initiatives as well as decreases due to the conclusion of the Millennium Celebration.

    Additionally for the year, Parks & Resorts results reflected increases at the Disney Cruise Line, driven by the strength of the 7-day cruise package, increased guest spending at Walt Disney World and pre-opening costs at the Disneyland Resort due to Disney's California Adventure.

    Parks & Resorts results for the quarter and year reflected the impact of the events of September 11th. Both the Disneyland Resort and Walt Disney World Resort were impacted by theme park closures and lower attendance and hotel occupancy due to cancellations and reduced travel during the last three weeks of September.

Studio Entertainment

    Studio Entertainment revenues for the year increased 2% to $6.1 billion and segment operating income more than tripled to $260 million from $76 million in the prior year. For the fourth quarter, revenues decreased 11% to $1.3 billion and segment operating loss was $121 million compared to operating income of $76 million in the prior-year quarter.

    Studio Entertainment results for the year primarily were driven by growth in domestic home video and stage plays. Improvements in domestic home video reflected strong VHS and DVD performance, most notably by successful animated titles including Disney/Pixar's Toy Story 2 and Lady & the Tramp II and stronger performing live-action titles including Spy Kids, Scary Movie, Gone in 60 Seconds and Remember the Titans. Growth in stage plays reflected performances of The Lion King in additional cities and the improved performance of Aida.

    Studio Entertainment results for the fourth quarter were primarily driven by declines in both domestic theatrical motion picture distribution and in worldwide home video.

    Despite the box office success of Princess Diaries in domestic theatrical motion picture distribution, other live action titles showed softer performances compared to strong titles in the prior-year quarter, which included Scary Movie, The Kid and Remember The Titans. Additionally, domestic theatrical results reflected the write down of Big Trouble, which was postponed due to the events of September 11th and by higher marketing costs due to the timing of releases. In worldwide home video, Spy Kids, The Book of Pooh and Recess faced difficult comparisons to strong animated titles in the prior-year quarter, which included The Little Mermaid II: Return to the Sea, The Tigger Movie and Buzz Lightyear: Star Command and the successful international performance of Tarzan.

Consumer Products

    Consumer Products revenues for the year decreased 6% to $2.6 billion while segment operating income increased 4% to $401 million. Revenues for the quarter decreased 6% to $612 million and segment operating income increased 6% to $87 million.

    Results for the year and fourth quarter were driven by cost reduction initiatives, positive comparative store sales at Disney Stores in Europe and Japan and modest growth in licensing. These increases were partially offset by lower comparative store sales at Disney Stores in North America.

Corporate and Unallocated Shared Expenses

    Corporate and unallocated shared expense increased 15% to $406 million for the year and was flat at $122 million for the quarter. The increase for the year was driven by costs associated with several strategic initiatives designed to improve overall company-wide efficiency and promote the Disney brand, including the start-up of the Disney Club, which was launched in the first quarter of 2001.

Net Interest Expense and Other

    Net interest expense and other decreased 15% to $417 million for the year versus $493 million in the prior year. For the quarter, net interest expense and other increased to $130 million from the prior year total of $80 million. The decrease for the year was driven by gains on the sale of certain investments, lower interest rates and lower average debt balances throughout most of the year. For the quarter, the increased expense was primarily due to higher average debt balances. Both the year and fourth quarter also reflected lower capitalized interest.

Equity in the Income of Investees

    Income from equity investees increased 20% to $300 million for the year and increased 25% to $66 million for the quarter. These increases reflected improved results from cable equity investments including Lifetime Television, The History Channel and A&E Television and certain international cable equity investments, partially offset by start-up losses incurred in connection with new investments.

Stock Repurchases

    During the quarter, the Company repurchased 55.5 million shares of Disney common stock for approximately $806 million. For the year, the Company repurchased a total of 63.9 million shares for $1.1 billion. As of September 30, 2001, the Company had authorization in place to repurchase approximately 330 million additional shares.

Fox Family Acquisition

    On October 24, 2001 the Company acquired Fox Family Worldwide for $5.2 billion, including $2.9 billion in cash, plus the assumption of $2.3 billion in debt. The Company funded the acquisition with cash on hand as well as short and long-term debt issuances. Among the businesses to be acquired are the Fox Family Channel, a programming service that currently reaches approximately 81 million cable and satellite television subscribers throughout the U.S.; a 76% interest in Fox Kids Europe, which reaches more than 24 million subscribers across Europe; Fox Kids channels in Latin America, and the Saban library and entertainment production businesses.

Current Outlook

    The Company expects that the events of September 11th and their aftermath, coupled with the already soft economy, will particularly influence its operating results in the first quarter of fiscal 2002. As such, operating income for the first quarter could be somewhat less than half that of the strong first quarter results of the prior year. The impact is likely to be most significant in certain of the Media Networks operations and Parks & Resorts. The Media Networks' advertising-supported businesses, such as the television and radio networks and stations, are expected to have profit declines due to the soft advertising marketplace, and a potential increase in news preemptions and higher news production costs. Parks & Resorts operations are likely to be affected by the significant disruption in air travel and tourism and further declines in consumer confidence caused by the events of September 11, especially as compared to the record setting first quarter the segment achieved in the prior year. Additionally, the Company expects that soft retail sales could impact its Consumer Products business. The Company expects that the first quarter will represent the most difficult year-over-year comparison. While the future is uncertain, the Company should experience an improved business climate in the last three fiscal quarters of 2002, with operating income declines of as much as 10 to 15 percent for those later 3 periods combined versus the prior year.

    "Recent events make this a particularly challenging and somewhat anomalous time for our company," Eisner said. "We know that there are certain factors we can control and influence, and others over which we have little to no control. While we cannot determine or predict the timing of a return to normalcy, we are focused on those factors we can manage—continued output of quality creative content, like Monsters, Inc. and Tokyo DisneySea, greater utilization of our distribution outlets, like the ABC Television Network, ESPN, and the new ABC Family Channel, and a relentless drive for greater cost and capital efficiency in our operations."

Conversion of Internet Group Common Stock

    On March 20, 2001, the Company converted all of its outstanding Internet Group common stock into Disney common stock, resulting in the issuance of approximately 8.6 million shares of Disney common stock. For the quarter and year ended September 30, 2001, as-reported earnings for Disney common stock reflect approximately 72% of Internet Group losses from October 1, 2000 through January 28, 2001 (the last date prior to the announcement of the conversion), and 100% thereafter.

    In addition, the Company has ceased operations of the GO.com portal business, which resulted in restructuring charges in the current year.

Restructuring, Impairment and Workforce Reduction Related Charges

    During the quarter and year, the Company recorded restructuring and impairment charges totaling $126 million and $1.5 billion, respectively, on an as-reported basis. The charges relate to the closure of GO.com; impairment write-downs for certain Internet investments and other long-lived assets; the workforce reduction and the closure of the Chicago DisneyQuest facility and approximately 100 Disney Stores. The $878 million charge for closure of the GO.com portal business includes a non-cash write-off of intangible assets totaling $820 million and the Disney Store closures charge consists of lease termination costs; write-downs of fixed assets, leasehold improvements and inventory; and other related closure costs.

    See Table C for details of the restructuring and impairment charges on both a pro forma and as-reported basis.

Accounting Changes

    Effective October 1, 2000, the Company adopted AICPA Statement of Position No. 00-2, Accounting by Producers or Distributors of Films (SOP 00-2), and FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and recorded one-time after-tax charges for the adoption of the standards totaling $228 million (or $0.11 per share) and $50 million (or $0.02 per share), respectively.

Fiscal 2002 Accounting Change

    Effective October 1, 2001, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (SFAS 142). As a result, a substantial amount of its intangible assets will no longer be amortized. The impact of pro forma intangible asset amortization that would not have been amortized pursuant to SFAS 142 during fiscal 2001 on diluted earnings per share is as follows:

Quarter ended (unaudited)
December 31, 2000	$0.07
March 31, 2001	0.06
June 30, 2001	0.06
September 30, 2001	0.07

$0.26

FORWARD-LOOKING STATEMENTS

    Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management's views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including further restructuring or strategic initiatives and actions relating to the Company's strategic sourcing initiative, as well as from developments beyond the Company's control, including international, political and military developments that may affect travel and leisure businesses generally; changes in domestic and global economic conditions that may, among other things, affect the performance of the Company's theatrical and home entertainment releases, the advertising market for broadcast and cable television programming and consumer products. Changes in domestic competitive conditions and technological developments may also affect performance of all significant Company businesses.

    Editor's Note: The Company makes available its quarterly earnings releases, annual report to shareholders, fact book and SEC filings on its Investor Relations Web site located athttp://www.disney.com/investors

The Walt Disney Company
PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended September 30		Year Ended September 30
	2001	2000	2001	2000
Revenues	$5,812	$6,107	$25,256	$25,356
Costs and expenses	(5,307)	(5,314)	(21,624)	(21,584)
Amortization of intangible assets	(145)	(142)	(586)	(633)
Gain on sale of businesses	—	153	22	246
Net interest expense and other	(130)	(80)	(417)	(493)
Equity in the income of investees	66	53	300	249
Restructuring and impairment charges	(110)	(31)	(576)	(92)

Income before income taxes, minority interests and the cumulative effect of accounting changes	186	746	2,375	3,049
Income taxes	(102)	(377)	(1,114)	(1,402)
Minority interests	(21)	(21)	(104)	(107)

Income before cumulative effect of accounting changes	63	348	1,157	1,540
Cumulative effect of accounting changes:
Film accounting	—	—	(228)	—
Derivative accounting	—	—	(50)	—

Net income	$63	$348	$879	$1,540

Earnings per share before cumulative effect of accounting changes:
Diluted	$0.03	$0.16	$0.55	$0.73

Basic	$0.03	$0.17	$0.55	$0.74

Earnings per share including cumulative effect of accounting changes(1):
Diluted	$0.03	$0.16	$0.42	$0.73

Basic	$0.03	$0.17	$0.42	$0.74

Earnings before cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses	$132	$328	$1,525	$1,518

Earnings per share before cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses:

Diluted	$0.06	$0.15	$0.72	$0.72

Basic	$0.06	$0.16	$0.73	$0.73

Average number of common and common equivalent shares outstanding:
Diluted	2,093	2,123	2,104	2,111

Basic	2,085	2,091	2,089	2,082

(1)
The per share impacts of the film and derivative accounting changes for the year were ($0.11) and ($0.02), respectively.

The Walt Disney Company
AS-REPORTED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended September 30		Year Ended September 30
	2001	2000	2001	2000
Revenues	$5,812	$6,118	$25,269	$25,418
Costs and expenses	(5,307)	(5,334)	(21,670)	(21,660)
Amortization of intangible assets	(145)	(323)	(767)	(1,233)
Gain on sale of businesses	—	153	22	489
Net interest expense and other	(130)	(80)	(417)	(497)
Equity in the income of investees	66	53	300	208
Restructuring and impairment charges	(126)	(31)	(1,454)	(92)

Income before income taxes, minority interests and the cumulative effect of accounting changes	170	556	1,283	2,633
Income taxes	(96)	(368)	(1,059)	(1,606)
Minority interests	(21)	(21)	(104)	(107)

Income before cumulative effect of accounting changes	53	167	120	920
Cumulative effect of accounting changes:
Film accounting	—	—	(228)	—
Derivative accounting	—	—	(50)	—

Net income (loss)	$53	$167	$(158)	$920

Earnings (loss) attributed to:
Disney Common Stock(1)	$53	$240	$(41)	$1,196
Internet Group Common Stock	—	(73)	(117)	(276)

	$53	$167	$(158)	$920

Earnings (loss) per share before cumulative effect of accounting changes attributed to:
Disney Common Stock(1)
Diluted	$0.03	$0.11	$0.11	$0.57

Basic	$0.03	$0.12	$0.11	$0.58

Internet Group Common Stock (basic and diluted)	n/a	$(1.61)	$(2.72)	$(6.18)

Earnings (loss) per share including cumulative effect of accounting changes attributed to:
Disney Common Stock(1)(2)
Diluted	$0.03	$0.11	$(0.02)	$0.57

Basic	$0.03	$0.12	$(0.02)	$0.58

Internet Group Common Stock (basic and diluted)	n/a	$(1.61)	$(2.72)	$(6.18)

Earnings attributed to Disney common stock before cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses(1)	$132	$240	$1,330	$1,174

Earnings per share attributed to Disney common stock before cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses(1)

Diluted	$0.06	$0.11	$0.63	$0.56

Basic	$0.06	$0.12	$0.64	$0.57

Average number of common and common equivalent shares outstanding:
Disney
Diluted	2,093	2,115	2,100	2,103

Basic	2,085	2,083	2,085	2,074

Internet Group (basic and diluted)	—	45	43	45

(1)
Including Disney's retained interest in the Internet Group. Disney's as-reported retained interest in the Internet Group reflects 100% of Internet Group losses through November 17, 1999, approximately 72% for the period from November 18, 1999 through January 28, 2001 (the last date prior to the announcement of the conversion of the Internet Group common stock) and 100% thereafter.

(2)
The per share impacts of the film and derivative accounting changes for the current year were ($0.11) and ($0.02), respectively.

THE WALT DISNEY COMPANY SEGMENT RESULTS
For the Year Ended September 30
(unaudited, in millions)

	Pro Forma			As Reported
			% Change
	2001	2000		2001	2000
Revenues:
Media Networks	$9,556	$9,788	(2)%	$9,569	$9,836
Parks & Resorts	7,004	6,809	3%	7,004	6,809
Studio Entertainment	6,106	6,011	2%	6,106	6,011
Consumer Products	2,590	2,748	(6)%	2,590	2,762

	$25,256	$25,356	—	$25,269	$25,418

Segment operating income:(1)
Media Networks	$1,791	$2,048	(13)%	$1,758	$1,985
Parks & Resorts	1,586	1,615	(2)%	1,586	1,615
Studio Entertainment(2)	260	76	n/m	260	126
Consumer Products	401	385	4%	401	386

	$4,038	$4,124	(2)%	$4,005	$4,112

    The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes, minority interests and the cumulative effect of accounting changes is as follows:

	Pro Forma		As Reported
	2001	2000	2001	2000
Segment operating income	$4,038	$4,124	$4,005	$4,112
Corporate and unallocated shared expenses	(406)	(352)	(406)	(354)
Amortization of intangible assets	(586)	(633)	(767)	(1,233)
Gain on sale of businesses	22	246	22	489
Net interest expense and other	(417)	(493)	(417)	(497)
Equity in the income of investees	300	249	300	208
Restructuring and impairment charges	(576)	(92)	(1,454)	(92)

Income before income taxes, minority interests and the cumulative effect of accounting changes	$2,375	$3,049	$1,283	$2,633

(1)
Segment earnings before interest, income taxes, depreciation and amortization (EBITDA) is as follows:

	Pro Forma		As Reported
	2001	2000	2001	2000
Media Networks	$1,964	$2,197	$1,934	$2,154
Parks & Resorts	2,190	2,197	2,190	2,197
Studio Entertainment	307	130	307	180
Consumer Products	491	494	491	495

	$4,952	$5,018	$4,922	$5,026

(2)
Pro forma segment operating income has been adjusted to reflect the impact of SOP 00-2. The respective adjustments for the year will (decrease) increase segment operating income as follows:

Quarter ended
December 31, 1999	$(73)
March 31, 2000	37
June 30, 2000	—
September 30, 2000	(14)

$(50)

THE WALT DISNEY COMPANY SEGMENT RESULTS
For the Quarter Ended September 30
(unaudited, in millions)

	Pro Forma			As Reported
			% Change
	2001	2000		2001	2000
Revenues:
Media Networks	$2,175	$2,236	(3)%	$2,175	$2,247
Parks & Resorts	1,684	1,717	(2)%	1,684	1,717
Studio Entertainment	1,341	1,500	(11)%	1,341	1,500
Consumer Products	612	654	(6)%	612	654

	$5,812	$6,107	(5)%	$5,812	$6,118

Segment operating income (loss):(1)
Media Networks	$348	$396	(12)%	$348	$373
Parks & Resorts	313	361	(13)%	313	361
Studio Entertainment(2)	(121)	76	n/m	(121)	90
Consumer Products	87	82	6%	87	82

	$627	$915	(31)%	$627	$906

    The Company evaluates the performance of its operating segments based on segment operating income. A reconciliation of segment operating income to income before income taxes and minority interests is as follows:

	Pro Forma		As Reported
	2001	2000	2001	2000
Segment operating income	$627	$915	$627	$906
Corporate and unallocated shared expenses	(122)	(122)	(122)	(122)
Amortization of intangible assets	(145)	(142)	(145)	(323)
Gain on sale of businesses	—	153	—	153
Net interest expense and other	(130)	(80)	(130)	(80)
Equity in the income of investees	66	53	66	53
Restructuring and impairment charges	(110)	(31)	(126)	(31)

Income before income taxes and minority interests	$186	$746	$170	$556

(1)
Segment EBITDA is as follows:

	Pro Forma		As Reported
	2001	2000	2001	2000
Media Networks	$392	$435	$392	$418
Parks & Resorts	464	505	464	505
Studio Entertainment	(109)	90	(109)	104
Consumer Products	108	107	108	107

	$855	$1,137	$855	$1,134

(2)
Pro forma segment operating income has been adjusted to reflect the impact of SOP 00-2. The respective adjustments for the year will (decrease) increase segment operating income as follows:

Quarter ended
December 31, 1999	$(73)
March 31, 2000	37
June 30, 2000	—
September 30, 2000	(14)

$(50)

Table A

MEDIA NETWORKS
(unaudited, in millions)

	Pro Forma
Year Ended September 30			% Change
	2001	2000
Revenues:
Broadcasting	$5,713	$6,279	(9)%
Cable Networks	3,843	3,509	10%

	$9,556	$9,788	(2)%

Segment operating income:
Broadcasting	$728	$1,033	(30)%
Cable Networks	1,063	1,015	5%

	$1,791	$2,048	(13)%

	Pro Forma
Quarter Ended September 30			% Change
	2001	2000
Revenues:
Broadcasting	$1,173	$1,311	(11)%
Cable Networks	1,002	925	8%

	$2,175	$2,236	(3)%

Segment operating income:
Broadcasting	$84	$185	(55)%
Cable Networks	264	211	25%

	$348	$396	(12)%

Table B

CABLE TELEVISION ACTIVITIES
(unaudited, in millions)

	Year Ended September 30
	2001	2000	% Change
Operating income:
Cable Networks	$1,063	$1,015	5%
Equity investments:
A&E, Lifetime and E! Entertainment Television	693	614	13%
Other(1)	178	211	(16)%

	1,934	1,840	5%
Partner share of operating income	(705)	(639)	(10)%

Disney share of operating income	$1,229	$1,201	2%

	Quarter Ended September 30
	2001	2000	% Change
Operating income:
Cable Networks	$264	$211	25%
Equity investments:
A&E, Lifetime and E! Entertainment Television	133	113	18%
Other	12	36	(67)%

	409	360	14%
Partner share of operating income	(123)	(135)	9%

Disney share of operating income	$286	$225	27%

Note: Amounts presented in this table represent 100% of the operating income for all of the Company's cable businesses. The Disney share of operating income represents the Company's ownership interest in cable television operating income. Cable networks are reported in "Segment operating income" in the statements of income. Equity investments are accounted for under the equity method and the Company's proportionate share of the net income of its cable equity investments is reported in "Equity in the income of investees" in the statements of income.

(1)
Amounts include the gain on the sale of Eurosport in the third quarter of fiscal 2000. Excluding Disney's share of the gain, cable television operating income for the year ended September 30, 2000 was $1,126 million. Reflecting the adjustment for Eurosport in the prior year, Disney's share of operating income from cable television activities increased 9% for the year.

Table C

RESTRUCTURING AND IMPAIRMENT CHARGES
(unaudited, in millions)

	Pro Forma		As Reported
Quarter Ended September 30
	2001	2000	2001	2000
Go.com severance, fixed asset write-offs and other	$—	$—	$16	$—
Workforce reductions and related costs	16	—	16	—
Disney Store closures	13	—	13	—
Investment and asset impairment	81	31	81	31

	$110	$31	$126	$31

	Pro Forma		As Reported
Year Ended September 30
	2001	2000	2001	2000
GO.com intangible assets impairment	$—	$—	$820	$—
GO.com severance, fixed asset write-offs and other	—	—	58	—
Workforce reductions and related costs	111	—	111	—
Chicago DisneyQuest Closure	94	—	94	—
Disney Store closures	54	—	54	—
Investment and asset impairment	317	92	317	92

	$576	$92	$1,454	$92

Table D

    The following table provides a reconciliation of as-reported income (loss) per share attributed to Disney common stock to pro forma earnings per share before the cumulative effect of accounting changes, excluding restructuring and impairment charges and gains on the sale of businesses.

	Quarter Ended September 30,		Year Ended September 30,
(unaudited)
	2001	2000	2001	2000
As-reported income (loss) per share attributed to Disney common stock	$0.03	$0.11	$(0.02)	$0.57
Adjustment to exclude restructuring and impairment charges attributed to Disney common stock	0.03	—	0.52	0.01
Adjustment to exclude gain on the sale of businesses attributed to Disney common stock	—	—	—	(0.02)
Adjustment to exclude the cumulative effect of accounting changes	—	—	0.13	—

As-reported earnings per share before the cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses	0.06	0.11	0.63	0.56
Adjustment to attribute 100% of Internet Group operating results to Disney common stock (72% included in as- reported amounts)	—	(0.04)	(0.06)	(0.13)
Adjustment to exclude pre-closure GO.com portal operating results and amortization of intangible assets	—	0.09	0.09	0.35
Adjustment to exclude restructuring and impairment charges attributed to the Internet Group	—	0.01	0.06	0.02
Adjustment to exclude gain on the sale of business attributed to the Internet Group	—	(0.02)	—	(0.02)
Adjustment to include pre-acquisition Infoseek operating results	—	—	—	(0.04)
Adjustment to reflect the impact of the new Film Accounting rules	—	—	—	(0.02)

Pro forma earnings per share before the cumulative effect of accounting changes, excluding restructuring and impairment charges and gain on the sale of businesses	$0.06	$0.15	$0.72	$0.72

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Exhibit 99(a)
THE WALT DISNEY COMPANY REPORTS RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 2001
FORWARD-LOOKING STATEMENTS
The Walt Disney Company PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (unaudited; in millions, except per share data)
The Walt Disney Company AS-REPORTED CONSOLIDATED STATEMENTS OF INCOME (unaudited; in millions, except per share data)
THE WALT DISNEY COMPANY SEGMENT RESULTS For the Year Ended September 30 (unaudited, in millions)
THE WALT DISNEY COMPANY SEGMENT RESULTS For the Quarter Ended September 30 (unaudited, in millions)
Table A
MEDIA NETWORKS (unaudited, in millions)
Table B
CABLE TELEVISION ACTIVITIES (unaudited, in millions)
Table C
RESTRUCTURING AND IMPAIRMENT CHARGES (unaudited, in millions)
Table D